Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

  Vice President and Treasurer

  540-665-9100

AMERICAN WOODMARK CORPORATION

ANNOUNCES FOURTH QUARTER RESULTS

WINCHESTER, Virginia (June 5, 2007) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its fourth quarter of fiscal year 2007 ended April 30, 2007.

Net sales declined 23% from the prior year to $166,131,000. During the fourth quarter, the Company completed its previously announced transition out of certain low margin products. Sales of core products declined by 15% in the fourth quarter, as remodeling sales were roughly flat and new construction sales accounted for the decline. For the fiscal year ended April 30, 2007, the Company’s net sales declined by $77 million, or 9%. Reduced sales of the transitioned low-margin products accounted for $55 million of the net sales reduction, while core sales declined by $22 million, or 3%, as the Company’s 9% increase in remodeling sales was more than offset by a double digit decline in new construction sales.

Net income for the fourth quarter of fiscal 2007 was $6,180,000 or $0.40 per diluted share, compared with net income of $13,514,000, or $0.83 per diluted share, in the prior year. Net income for the fourth quarter of fiscal 2007 included non-cash share-based compensation expense of $929,000, or $0.06 per share. The Company commenced recording stock compensation expense during fiscal 2007 and had no stock compensation expense in its fiscal 2006 results. Exclusive of stock compensation expense, the Company achieved net income for the full fiscal year 2007 of $36,473,000, 10% more than net income earned in the prior fiscal year of $33,210,000, or $2.00 per diluted share. Including stock compensation expense, net income for fiscal 2007 was $32,561,000, or $2.04 per diluted share, as compared with the Company’s previous guidance of from $2.10 to $2.20 per share.

Gross profit for the fourth quarter of fiscal 2007 was 20.9% of sales, as compared with 21.1% in the previous year. Gross profit for the fiscal year ended April 30, 2007, was 20.5% of sales, up from 17.9% in the prior year and in line with the Company’s previous guidance. The improvement in gross profit margin for fiscal year 2007 primarily reflected favorable impacts in materials and freight costs related to the improved sales mix that resulted from the Company’s low-margin products transition.

Selling, general and administrative costs were 15.5% of net sales in the fourth quarter of fiscal 2007, up from 11.0% of net sales in the prior year. Selling, general and administrative costs were 14.0% of net sales for fiscal year 2007, up from 11.5% in the prior year. The increase in fiscal 2007 was due primarily to the inclusion of stock-based compensation expense and the impact of increased performance-based compensation, combined with a reduced level of sales.

The Company generated $62.9 million of free cash flow in fiscal 2007 and repurchased $62.9 million of its common stock, including $27.1 million of stock repurchased during the fourth quarter of fiscal 2007. These amounts compare favorably to the $40.0 million of free cash flow generated and $15.3 million of stock repurchased in the preceding fiscal year.

Looking ahead to fiscal year 2008, the Company expects the market for remodeling and new construction will modestly improve as the year progresses. The Company expects that its total sales will be down 7% to 11% as compared with fiscal year 2007 results. Excluding the reduction of approximately $35 million of low-margin product sales in fiscal year 2007 that have been transitioned out, the Company expects that core sales will decline by 3% to 7%, with remodeling sales roughly flat and new construction sales declining approximately 10%. The Company expects its gross margin rate will approximate the 20.5% generated during fiscal 2007. Overall, the Company expects its net income for fiscal year 2008 will be in a range of from $1.50 to $1.80 per diluted share, as compared with $2.04 in the prior fiscal year.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates fifteen manufacturing facilities and ten service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the the Company’s control. Accordingly, the the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the the Company’s filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended April 30		Twelve Months Ended April 30
	2007	2006	2007	2006
Net Sales	$166,131	$216,429	$760,925	$837,671
Cost of Sales & Distribution	131,354	170,708	605,106	687,978

Gross Profit	34,777	45,721	155,819	149,693
Sales & Marketing Expense	18,294	16,556	71,009	70,361
G&A Expense	7,397	7,445	35,402	25,913

Operating Income	9,086	21,720	49,408	53,419
Interest & Other (Income) Expense	(320)	(77)	(1,770)	(282)
Income Tax Expense	3,226	8,283	18,617	20,491

Net Income	$6,180	$13,514	$32,561	$33,210

Earnings Per Share:
Weighted Average Shares Outstanding – Diluted	15,591,792	16,362,375	15,976,417	16,586,063
Earnings Per Diluted Share	$0.40	$0.83	$2.04	$2.00

Balance Sheet

	April 30 2007	April 30 2006
Cash & Cash Equivalents	$58,125	$47,955
Customer Receivables	38,074	54,857
Inventories	56,349	68,522
Other Current Assets	14,496	13,608

Total Current Assets	167,044	184,942
Property, Plant & Equipment	166,821	175,384
Other Assets	18,066	18,560

Total Assets	$351,931	$378,886

Current Portion – Long-Term Debt	$854	$1,456
Accounts Payable & Accrued Expenses	70,442	82,960

Total Current Liabilities	71,296	84,416
Long-Term Debt	26,908	27,761
Other Liabilities	27,630	25,048

Total Liabilities	125,834	137,225
Stockholders’ Equity	226,097	241,661

Total Liabilities & Stockholders’ Equity	$351,931	$378,886

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AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended April 30
	2007	2006
Net Cash Provided by Operating Activities	$91,006	$66,629
Net Cash Used by Investing Activities	(28,146)	(26,623)
Net Cash Used by Financing Activities	(52,690)	(16,457)

Net Increase in Cash and Cash Equivalents	10,170	23,549
Cash and Cash Equivalents, Beginning of Period	47,955	24,406

Cash and Cash Equivalent, End of Period	$58,125	$47,955

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